  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2018

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.    Regulation FD Disclosure
On April 12, 2018, Griffin Capital Company, LLC, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the McKesson property described below in Item 8.01. A copy of the press release is filed herein as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
On April 10, 2018, the Registrant acquired two, two-story, Class "A" office buildings totaling approximately 271,085 square feet situated on a 30.87-acre site located in Scottsdale, Arizona (the "Property"). The Property was developed as a build-to-suit for McKesson Corporation (NYSE: MCK) (the "Tenant" or "McKesson") and is leased in its entirety to McKesson. The purchase price for the Property was $67 million, plus closing costs. The acquisition of the Property serves as a replacement property for an exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (a "1031 Exchange"), related to the Registrant's recent sale of DreamWorks Animation’s Headquarters and Studio Campus for $290 million. The acquisition was consummated with proceeds from the relinquished property in the 1031 Exchange. The Registrant's advisor earned approximately $1.7 million in acquisition fees in connection with the acquisition of the Property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.4 million in connection with the acquisition of the Property, approximately $0.3 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.1 million of which was paid to unaffiliated third parties.

McKesson, which was incorporated in 1833, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson ranked 5th on the 2017 Fortune 500 list and maintains investment-grade credit ratings of 'BBB+' from Standard & Poor’s and 'Baa2' from Moody’s. McKesson employs over 78,000 people worldwide and has more than 15,000 owned and banner pharmacies in the world.

The Property serves as a regional facility for McKesson’s Specialty Health Group. The Property is located in the growing Scottsdale South submarket and benefits from convenient access to Arizona State Route 101, a semi-beltway encompassing much of the Phoenix Metropolitan Area and connecting several suburbs of Phoenix, abundant parking, multiple nearby retail amenities, and access to Interstate 10, a major east-west freeway. Further, the Property is situated on one of the few remaining commercially developable parcels in the South Scottsdale submarket and includes numerous specialized amenities, including a fitness center, cafeteria, data center and a parking ratio of 7.2 spaces per 1,000 rentable square feet. The Registrant believes the Property is a business essential facility to the Tenant's overall operations due to the management and operating functions performed therein, the Tenant's operating history in the Phoenix market, the Tenant's long-term commitment to the area as evidenced by its 10.4-year lease and substantial initial investment in the Property, as well as the Property's strategic location.

The Tenant's lease, as amended, is a triple-net lease with a remaining term of approximately 10 years upon the Registrant's acquisition, expiring on February 28, 2028. The lease also includes 2.5% annual rental rate increases for the remainder of the lease and three five-year renewal options. Griffin Capital Essential Asset Property Management, LLC will be responsible for managing the Property and will be paid a management fee in an amount of 3.0% of the gross monthly revenues collected from the Property.

The initial capitalization rate on the Property's year one income is 6.72%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all revenues from the Tenant including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the Tenant will perform its obligations under the lease agreement during the first year of its lease with the Registrant.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Property dated April 12, 2018

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: April 12, 2018	By:	/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer and Treasurer